                                                                      EXHIBIT 99

[LOGO]                                        FOR IMMEDIATE RELEASE
                                              CONTACT:  CONWAY G. IVY
                                              SENIOR VICE PRESIDENT, CORPORATE
                                              PLANNING AND DEVELOPMENT
                                              216-566-2102


                                      NEWS:
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            The Sherwin-Williams Company - 101 Prospect Avenue, N.W.,
                     Cleveland, Ohio 44115 - (216) 566-2140


CLEVELAND, OHIO, February 3, 2005 - The Sherwin-Williams Company (NYSE: SHW) announced its financial results for the fourth quarter and year ended December 31, 2004. Consolidated net sales increased 16.7 percent in the fourth quarter to $1.50 billion from $1.28 billion in last year's fourth quarter and increased
13.1 percent in the full year to $6.11 billion from $5.41 billion in 2003. The net sales results include the operations of three acquisitions not yet fully annualized in the fourth quarter of 2004 and the operations of two larger acquisitions, Duron, Inc. and Paint Sundry Brands Corporation, beginning with the month of September 2004. The acquisitions increased consolidated net sales $128.0 million, or 10.0 percent, in the fourth quarter and $222.6 million, or
4.1 percent, in the full year 2004.

         Diluted net income per common share increased 18.8 percent in the fourth quarter of 2004 to $.57 per share from $.48 per share in 2003 and increased 20.4 percent to $2.72 per share for the full year 2004 from $2.26 per share a year ago. Diluted net income per common share in the fourth quarter and in the full year was favorably impacted by approximately $.08 per common share related to the reduction in the annual effective tax rate resulting from the favorable effects of recent tax legislation. The acquisitions had a slightly favorable impact on diluted net income per common share in the fourth quarter and increased diluted net income per common share $.04 per share for the year.

         Net income increased 16.5 percent in the fourth quarter of 2004 to $82.5 million from $70.8 million in last year's fourth quarter and increased
18.4 percent for the full year 2004 to $393.3 million from $332.1 million in 2003. A reduction in the annual effective tax rate resulting from the favorable effects of recent tax legislation increased fourth quarter net income by approximately $11.6 million. Acquisitions increased consolidated net income $.7 million, or 1.0 percent, in the fourth quarter and $4.7 million, or 1.4 percent, for the full year 2004.

         Paint Stores Segment net sales increased 22.8 percent in the fourth quarter to $1.02 billion and 14.6 percent for the year to $3.98 billion. The increased net sales in both periods were due primarily to continuing strong domestic architectural paint sales to contractor and DIY customers and improvement of industrial maintenance and product finishes sales. The acquisition of Duron, Inc. added approximately 11.0 percent to this Segment's fourth quarter net sales and 3.5 percent to the full year net sales. Net sales from stores opened


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more than twelve calendar months increased 10.9 percent in the fourth quarter and 10.1 percent for the full year. The Paint Stores Segment's operating profit increased 5.0 percent during the quarter to $115.3 million and 19.0 percent to $480.2 million for the full year. The operating profit increases in the quarter and full year were due primarily to increased sales volume and strong selling, general and administrative expense control partially offset by significantly increased raw material costs.

         Consumer Segment net sales increased 5.2 percent to $261.5 million in the fourth quarter and 9.0 percent to $1.30 billion for the year compared to the same periods in 2003. Acquisitions increased net sales in the fourth quarter by
12.1 percent. This increase was partially offset by sales declines resulting from the elimination of a paint program with a customer, a negative impact of
3.9 percent on net sales due to the impairment of a customer sales incentive program and inventory adjustments at some of our retail customers. For the full year, acquisitions increased net sales 7.2 percent and new product programs contributed further to the increase. Compared to the same periods last year, operating profit of this Segment decreased $15.9 million in the fourth quarter, or 52.8 percent, to $14.2 million and decreased $11.3 million for the year, or
5.7 percent, to $187.7 million. The operating profit declines in the fourth quarter and year were primarily due to the fourth quarter impact of an additional $7.8 million charge for the impairment of certain assets and sharply increasing raw material costs that could not be offset by acquisition operating profits and favorable manufacturing absorption related to unit volume increases.

         Automotive Finishes Segment net sales increased 15.7 percent in the fourth quarter to $131.7 million and 12.6 percent for the year to $514.3 million versus comparable periods last year. Currency exchange fluctuations in 2004 relative to last year had only a minor impact on net sales of this Segment in the fourth quarter and full year. Increased net sales in the fourth quarter were primarily due to improving domestic sales and the April 2004 acquisition of a majority interest in an automotive coatings company in China. The net sales gain for the year was primarily due to new product introductions, improving international sales and the China acquisition. Operating profit in this Segment increased 3.1 percent in the quarter to $15.0 million and 10.8 percent for the year to $58.1 million. There was no significant impact on operating profit in the fourth quarter or the year due to currency exchange fluctuations. Operating profit for the fourth quarter and the year improved despite rising raw material costs, particularly in the fourth quarter. The operating profit improvements were primarily due to the sales volume increases, sales of higher margin new products and profits of the China acquisition along with improvements in the international business units earlier in the year and the domestic business units in the fourth quarter.

         International Coatings Segment net sales, stated in U. S. dollars, decreased 5.5 percent to $85.5 million in the fourth quarter but increased 11.7 percent to $318.6 million for the year compared to a year ago. Sales results for the fourth quarter and full year 2004 were impacted by favorable currency exchange fluctuations. Also impacting fourth quarter comparisons was the change of a Brazilian subsidiary's fiscal year to a calendar year basis during the fourth quarter of 2003, which added an additional month to last year's results. The net impact of the additional month sales partially offset by the favorable currency exchange fluctuations accounted for a reduction of $7.9 million, or 8.8 percent, in net sales for the Segment in the fourth quarter of 2004. For the full year 2004, favorable currency exchange fluctuations more than offset the fiscal year change increasing net sales by $9.9 million, or 3.5 percent. Sales in local currency continued to build during each quarter of 2004 and continued to be positively impacted during the fourth quarter by improving sales trends in South America and the United Kingdom. Operating profit in U. S. dollars in the fourth quarter was $7.6 million compared to $4.8 million in the fourth quarter last year due primarily to volume increases and expense control. The increase in operating profit in 2003 due to the fiscal year change being greater than the favorable currency exchange fluctuations in 2004 resulted in the increase in fourth quarter operating income being slightly negatively impacted. For the full year 2004, the Segment realized an operating profit of $18.0 million compared to $8.4 million in 2003. This increase in operating profit was primarily due to the net sales gain, operating efficiencies


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related to additional manufacturing volume, tight expense control and favorable currency exchange fluctuations. There was no significant impact on operating profit for the year from the 2003 fiscal year change.

         The Company purchased 1,450,000 shares of its common stock in the fourth quarter, bringing the total purchased to 6,600,000 shares in 2004. The Company had remaining authorization at December 31, 2004 to purchase 10,400,000 shares.

         Commenting on the results for the fourth quarter and year 2004, Christopher M. Connor, Chairman and Chief Executive Officer, said, "We are pleased that we were able to report record earnings of $2.72 per share in spite of rapidly rising raw material costs. This improvement was due to significant volume gains, control of operating expenses and the benefits of effective tax planning. Though significant raw material cost increases have adversely impacted our gross margins, in the fourth quarter we have announced and are implementing price increases and have taken other actions that will stabilize our margins for the 2005 year. Operating results will be further enhanced by the launching of new products, pursuit of new customers, opening paint stores and automotive branches and increasing the productivity of our operations to improve sales and operating income in all segments of our business.

         "We continue to be encouraged by the strong sales in our Paint Stores Segment in all three paint categories - architectural, industrial maintenance and product finishes. We are pleased that this strong sales performance generated improved operating profit and margin for the full year. We are also encouraged by the first four months of the Duron acquisition and believe that Duron will increasingly contribute to both sales and operating profits in the future.

         "In the Consumer Segment, the acquisitions made since the third quarter of 2003 favorably impacted both the net sales and operating profit of this Segment. We are pleased with the performance of all these acquisitions and we see more upside potential from Paint Sundry Brands. We are concerned about the sluggish paint sales in this Segment and the short-term, negative impact on margins by selling prices not increasing at the same pace as raw material costs. In spite of all the good efforts of our Consumer Segment management team to effectively control overhead and SG&A costs, operating profit declined. We are optimistic this Segment will manage through raw material cost increases and improve sales by continuing to introduce new products and attract new customers.

         "We are encouraged with the strengthening of both the domestic and international automotive markets in which our Automotive Finishes Segment does business and with their new product introductions and new branch openings. We continue to be pleased with the steady improvements in sales and operational performance of our International Coatings business units.

         "We anticipate that first quarter 2005 net sales will increase in the low double digits versus the first quarter of 2004, partially due to the recently completed acquisitions. We estimate diluted net income per common share in the first quarter will be in the range of $.48 to $.53 per share compared to $.35 per share earned in the first quarter of 2004. A lower effective tax rate in the first quarter of 2005 compared to the rate used in last year's first quarter and a favorable tax ruling expected in the first quarter of 2005 will increase diluted net income per common share approximately $.07 per share for the quarter. We expect that the recently completed acquisitions will be accretive to first quarter diluted net income per common share. For the full year 2005, we expect net sales will also increase in the low double digits over 2004. With annual sales at that level, we estimate diluted net income per common share for 2005 will be in the range of $3.00 to $3.10 per share compared to $2.72 per share earned in 2004. For the full year 2005, we expect the annual effective tax rate to approximate the annual rate recognized in 2004 and the recent acquisitions will contribute to full year diluted net income per share."

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         The Company will conduct a conference call to discuss its financial results for the fourth quarter and year 2004, and its outlook for the first quarter and full year 2005, at 11:00 a.m. ET on Thursday, February 3, 2005. The conference call will be webcast simultaneously in the listen only mode by Vcall. To listen to the webcast, please go to the Sherwin-Williams website, http://www.sherwin.com, click on Investor Relations, then choose Press Releases and click on "webcast" following the reference to the February 3rd release. For those who cannot listen to the live webcast, an archived replay will be available at http://www.sherwin.com beginning approximately two hours after the call ends. The archived replay will be available until Monday, February 14, 2005 at 5:00 p.m. ET.

         The Sherwin-Williams Company, founded in 1866, is one of the world's leading companies engaged in the manufacture, distribution and sale of coatings and related products to professional, industrial, commercial and retail customers.

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This press release contains certain "forward-looking statements," as defined under U.S. federal securities laws, with respect to sales, earnings and other matters. These forward-looking statements are based upon management's current expectations, estimates, assumptions and beliefs concerning future events and conditions. Readers are cautioned not to place undue reliance on any forward-looking statements. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company, that could cause actual results to differ materially from such statements and from the Company's historical results and experience. These risks, uncertainties and other factors include such things as: general business conditions, strengths of retail and manufacturing economies and the growth in the coatings industry; changes in the Company's relationships with customers and suppliers; changes in raw material availability and pricing; unusual weather conditions; and other risks, uncertainties and factors described from time to time in the Company's reports filed with the Securities and Exchange Commission. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.


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

                  THE SHERWIN-WILLIAMS COMPANY AND SUBSIDIARIES
                  Statements of Consolidated Income (Unaudited)


                                                       Three months ended December 31,     Twelve months ended December 31,
                                                       -------------------------------     --------------------------------
Thousands of dollars, except per share data                2004              2003              2004              2003
                                                       -------------     -------------     -------------     -------------
Net sales                                              $   1,499,183     $   1,284,539     $   6,113,789     $   5,407,764
Cost of goods sold                                           834,361           675,406         3,412,378         2,952,469
Gross profit                                                 664,822           609,133         2,701,411         2,455,295
  Percent to net sales                                          44.3%             47.4%             44.2%             45.4%
Selling, general and administrative expenses                 542,863           477,056         2,068,936         1,881,664
  Percent to net sales                                          36.2%             37.1%             33.8%             34.8%
Interest expense                                              10,961             9,197            39,948            38,742
Interest and net investment income                            (1,259)           (3,002)           (5,533)           (6,668)
Other expense - net                                           11,222            14,339            17,865            18,631
                                                       -------------     -------------     -------------     -------------
Income before income taxes and
  minority interest                                          101,035           111,543           580,195           522,926
Income taxes                                                  17,956            40,714           185,662           190,868
Minority interest                                                594                               1,279
                                                       -------------     -------------     -------------     -------------

Net income                                             $      82,485     $      70,829     $     393,254     $     332,058
                                                       =============     =============     =============     =============
Net income per common share:
       Basic                                           $        0.59     $        0.49     $        2.79     $        2.29

       Diluted                                         $        0.57     $        0.48     $        2.72     $        2.26

Average shares and equivalents outstanding - basic       139,670,200       143,612,240       140,801,836       144,846,933
                                                       =============     =============     =============     =============
Average shares and equivalents outstanding - diluted     144,261,741       146,772,748       144,735,589       147,005,276
                                                       =============     =============     =============     =============



Additional information regarding the Company's financial results can be found on the Internet at "www.sherwin.com", Investor Relations page.